EXHIBIT 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:

David Rubinger

Media Relations
(404) 885-8555
david.rubinger@equifax.com

Equifax Appoints Mark B. Templeton to Board of Directors

ATLANTA, GA, February 11, 2008 — Equifax Inc. (NYSE: EFX) today announced that Mark B. Templeton has been appointed to the company’s board of directors effective February 8, 2008.  Mr. Templeton will serve for a term expiring at the 2010 annual meeting of shareholders and has been appointed to the Finance Committee of the Board.

Mr. Templeton, 55, is President, Chief Executive Officer and a Director of Citrix Systems, Inc., a global leader in application delivery infrastructure. Mr. Templeton has served as President of Citrix since January 1998 and as Chief Executive Officer from June 2001 to the present.  He also served as Chief Executive Officer from January 1999 to June 2000 and as Senior Executive Officer from July 2000 to May 2001.

Commenting on the addition of Mr. Templeton to the Equifax Board, Richard F. Smith, Equifax’s Chairman and Chief Executive Officer, said: “We are extremely fortunate to have someone of Mark’s accomplishments join our Board.  Citrix is one of the world’s top technology companies and Mark’s experience and insight will be an invaluable resource for our Board as Equifax continues to innovate and market new technology-based products.”

“Equifax has been recognized as a technology innovator in its industry.  I am certainly excited at the opportunity to join its distinguished board of directors and to contribute to its future growth,” said Templeton.

About Equifax Inc. (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 14 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

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